TRANSFER AGENCY SERVICES AGREEMENT



























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The following is a transfer agency agreement between Atlantic Shareholder
Services, LLC and Winton Series Trust.
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                               TABLE OF CONTENTS


SECTION 1.  APPOINTMENT .....................................................  1
SECTION 2.  DUTIES OF ATLANTIC ..............................................  2
SECTION 3.  STANDARD OF CARE ................................................  4
SECTION 4.  LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY .................  6
SECTION 5.  COMPENSATION AND EXPENSES .......................................  6
SECTION 6.  EFFECTIVENESS, DURATION AND TERMINATION .........................  7
SECTION 7.  ACTIVITIES OF ATLANTIC ..........................................  8
SECTION 8.  PROPRIETARY AND CONFIDENTIAL INFORMATION ........................  8
SECTION 9.  RECORDS .........................................................  8
SECTION 10. LOST SHAREHOLDER DUE DILIGENCE SEARCHES AND SERVICING ...........  9
SECTION 11. ANTI-MONEY LAUNDERING PROGRAM ...................................  9
SECTION 12. IDENTITY THEFT PREVENTION PROGRAM ............................... 10
SECTION 13. REPRESENTATIONS AND WARRANTIES .................................. 11
SECTION 14. FORCE MAJEURE ................................................... 13
SECTION 15. MISCELLANEOUS ................................................... 13
APPENDIX A: FUNDS OF THE TRUST .............................................. 16
APPENDIX B: SERVICES ........................................................ 17
SCHEDULE A: FEE SCHEDULE .................................................... 23





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                       TRANSFER AGENCY SERVICES AGREEMENT
                                    BETWEEN
                       ATLANTIC SHAREHOLDER SERVICES, LLC
                                      AND
                              WINTON SERIES TRUST

          AGREEMENT (this "AGREEMENT") made this day of December, 2014 (the "EFFECTIVE DATE"), between Atlantic Shareholder Services, LLC (the "ATLANTIC"), a limited liability company organized under the laws of the State of Delaware with its principal place of business at Three Canal Plaza, Portland, Maine 04101, and Winton Series Trust (the "TRUST"), a statutory trust organized under the laws of the State of Delaware with its principal place of business at One Freedom Valley Drive, Oaks, Pennsylvania 19801.

                              W I T N E S S E T H:

          WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 ACT"), as an open-end, management investment company and may issue its shares of beneficial interest in separate series and classes; and

          WHEREAS, the Trust offers shares in various series as listed in APPENDIX A hereto (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement, being herein referred to as a "FUND," and collectively, the "FUNDS") and the Trust offers shares of various classes of each Fund as listed in APPENDIX A hereto; and

          WHEREAS, the Trust desires that Atlantic perform transfer agency services for the Funds and Atlantic is willing to provide such services on the terms and conditions set forth in this Agreement.

          NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Trust and Atlantic agree as follows:

          SECTION 1. APPOINTMENT

          The Trust hereby appoints Atlantic, subject to the supervision of the Board of Trustees of the Trust (the "BOARD"), to act as transfer agent to the Funds and, in such capacity, to provide the services set forth in APPENDIX B hereto and such other services as may reasonably be requested by the Trust from time to time (the "SERVICES"). Atlantic accepts this employment and agrees to render the Services for the compensation set forth herein. In connection therewith, the Trust has delivered to Atlantic copies of (i) the Trust's Declaration of Trust and By-laws ("ORGANIC DOCUMENTS"), (ii) the Trust's "Registration Statement" and all amendments thereto with respect to each Fund filed with the United States Securities and Exchange Commission ("SEC") pursuant to the 1940 Act or the Securities Act of 1933, as amended ("SECURITIES ACT"), (iii) the current Prospectus and Statement of Additional Information of the Funds (collectively, as currently in effect and as amended or supplemented, the "PROSPECTUS"), (iv) all procedures adopted by the Trust



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with respect to each Fund that impact the Services, and (v) any other documents, materials or information that Atlantic shall reasonably request to enable it to perform its duties pursuant to this Agreement. The Trust will further, from time to time, furnish Atlantic with all amendments of or supplements to the foregoing. The Trust shall cause all service providers to the Funds to furnish information to Atlantic and to assist Atlantic as may be required and shall ensure that Atlantic has reasonable access to all records and documents maintained by or on behalf of the Funds or any service provider to the Funds.

SECTION 2.   DUTIES OF ATLANTIC

          (a) Subject to the direction and control of the Board and as detailed in this Agreement, Atlantic shall manage, coordinate and report to the Board regarding the (i) Services and (ii) such other matters related to the services provided to the Funds by Atlantic as may be specifically set forth in this Agreement.

          (b) With respect to one or more Funds, as applicable, and subject to the terms and conditions of this Agreement, Atlantic shall provide the Services set forth in APPENDIX B.

          (c) In addition to the limitation of liability set forth in SECTION 3 of this Agreement, Atlantic shall not be liable to the Trust, the Funds or any other individual or entity ("PERSON") for any failure to provide any Service in the following circumstances, but only for so long as such circumstances continue (and for a reasonable period thereafter taking into account the impact that such an occurrence has on Atlantic's ability to comply with its obligations under this Agreement):

               (i) if any relevant condition precedent upon which performance of the relevant Service depends ("DEPENDENCIES") are not met and the failure to meet any such Dependencies was not a result of delay, or failure to provide information or take action, by Atlantic required to be provided or taken under this Agreement;

               (ii) if the failure to perform the Services is at the request or with the consent of the Trust;

               (iii) if the failure to perform the Services results from
                    incorrect or corrupted information provided by (A) any Person that is not an affiliate of Atlantic, that provides services to the Funds or with respect to the Fund's shareholders including, without limitation, any adviser, underwriter for a Fund, brokers or other intermediaries through which a Fund's shares may be sold or distributed and any other current or predecessor service providers to a Fund or (B) couriers, software houses, custodians' clearing systems or depositories, PROVIDED, that (1) if any such Person described in clause (B) above is chosen by Atlantic, then the selection of such Person must have been reasonable under the circumstances ; and (2) in any event, Persons shall be deemed reasonable if they are selected or retained at the direction of the Trust or with the consent of the Trust; and/or

               (iv) if any Law to which Atlantic or any third party is subject prevents or limits the performance of the duties and obligations of Atlantic.


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                    Notwithstanding the foregoing, Atlantic shall nevertheless use reasonable efforts to provide the Services while any of the circumstances specified in this SECTION 2(C) above subsist, PROVIDED that Atlantic shall not be required to incur any additional costs in doing so (other than costs that it would have had to incur in the ordinary course of providing the Services, assuming such circumstances had not so occurred). If, despite the foregoing, Atlantic incurs any such additional costs in endeavoring to supply the Services, Atlantic shall promptly notify the Trust and the Trust shall reimburse those costs to Atlantic to the extent that they have been reasonably incurred (and Atlantic used reasonable efforts to mitigate such costs) or they have been agreed in advance between the parties. For purposes of this Agreement,
                    (i) the capitalized term "LAW" means any statutes, rules and regulations of any Governmental Authority and applicable judicial or regulatory interpretations thereof and (ii) "GOVERNMENTAL AUTHORITY" means any court, government department, central bank, commission, board, bureau, agency, securities or futures industry associations or other regulatory, self-regulatory, administrative, judicial, executive, legislative or governmental entity in any country or jurisdiction.

          (d) Nothing contained herein shall be construed to require Atlantic to perform any service that could cause Atlantic to be deemed an investment adviser for purposes of the 1940 Act, or that could cause a Fund to act in contravention of the Prospectus, its Organic Documents or any Law. The Trust on behalf of each Fund acknowledges and agrees that (i) the summaries of the Services set out in APPENDIX B are intended to define the scope of the services to be provided; and (ii) the procedures, features, functionalities, systems and/or facilities that support the provision of the Services by Atlantic or any affiliated subcontractor shall be a matter for the sole discretion of Atlantic.
 Except as otherwise specifically provided in APPENDIX B with respect to the Services, the Trust assumes all responsibility for ensuring that each Fund complies in all material respects with all applicable requirements of Law.

          (e) Atlantic shall maintain policies and procedures relating to the Services it provides to the Funds that are reasonably designed to prevent violations of the Federal Securities Laws (as defined under the 1940 Act) and shall employ personnel to administer the policies and procedures who have the requisite level of skill and competence required to effectively discharge its responsibilities.

          (f) Atlantic shall promptly, after obtaining knowledge thereof, use its commercially reasonable efforts to correct any errors that have been made in connection with its Services rendered hereunder, including errors of judgment or mistakes of Law, in accordance with the Trust's applicable policies and procedures.

           (g) Atlantic shall (i) promptly notify the Trust's chief compliance officer ("CCO") of any material violation of Law known to Atlantic by the Trust or any Fund and (ii) at each meeting of the Board and at such other times as determined appropriate by Atlantic, notify the Board of any other violation of Law by Atlantic or a Third Party Service Provider affecting the Trust and Atlantic's services of which Atlantic becomes aware in providing the Services, including as a result of information generated by Atlantic, detected through Atlantic's internal or external audit procedures or provided to Atlantic by other service providers to the Trust or any Atlantic subcontractor.

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          (h) If Atlantic is in doubt as to any action it should or should not take, Atlantic may request directions, advice or instructions from the Trust or, as applicable, the Trust's investment adviser, custodian or other service providers. If Atlantic is in doubt as to any question of law pertaining to any action it should or should not take, Atlantic may request advice from counsel for the Trust, the Trust's investment adviser or Atlantic, at the option of Atlantic. In the event of a conflict between directions, advice or instructions Atlantic receives from the Trust or any service provider and the advice Atlantic receives from counsel, the Trust and Atlantic shall mutually agree upon the directions, advice or instructions to follow. Upon request, Atlantic will provide the Trust with a copy of the advice of counsel received that is not the subject of attorney client or work product privilege.

SECTION 3.   STANDARD OF CARE

          (a) Atlantic shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement (the "STANDARD OF CARE").

          (b) Atlantic shall not be liable to the Trust, the Funds, any Fund shareholders or any other Person for any action or inaction of Atlantic relating to any event whatsoever including, without limitation, any error of judgment or mistake of Law or any loss incurred by the Trust or any Fund, in the absence of a breach of the Standard of Care, bad faith, willful misfeasance or gross negligence in the performance of Atlantic's duties or obligations under this Agreement or Atlantic's reckless disregard of its duties and obligations under this Agreement.

          (c) The Trust agrees to indemnify and hold harmless Atlantic, its employees, agents, subcontractors, directors, officers and managers and any Person who controls Atlantic within the meaning of section 15 of the Securities Act or section 20 of the Securities Exchange Act of 1934, as amended, ("ATLANTIC INDEMNITEES") against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to a claim from a third party and arising directly out of
(A) Atlantic's actions taken or failures to act with respect to a Fund or (B) incident to the delivery of the Services, except those actions or failures to act for which Atlantic Indemnitee would otherwise be liable under Section 3(b).

          (d) Atlantic agrees to indemnify and hold harmless the Trust and its respective employees, agents, trustees and officers against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to a claim from a third party and arising directly out of (A) Atlantic's actions taken or failures to act with respect to a Fund or (B) incident to the delivery of the Services, in either clause (A) or clause (B), for which Atlantic would be liable under
Section 3(b).

          (e) An Atlantic Indemnitee shall not be liable for any action taken or failure to act in good faith reliance upon:

               (i) the advice of the Funds or the Trust or of counsel, who may be counsel to the Trust or the Funds or counsel to Atlantic, and upon statements of


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                    accountants, brokers and other Persons reasonably believed in good faith by Atlantic to be expert in the matters upon which they are consulted;

               (ii) any oral instruction that it receives and that it
                    reasonably believes in good faith was transmitted by the Person or Persons authorized by the Trust or the Funds to give such oral instruction. Atlantic shall have no duty or obligation to make any inquiry or effort of certification of such oral instruction;

               (iii) any written instruction or certified copy of any resolution of the Board, and Atlantic may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by Atlantic to have been validly executed;

               (iv) any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by Atlantic to be genuine and to have been signed or presented by the Trust or the Funds or other proper party or parties; or

               (v) any electronic instructions from the Trust or the Funds in conformity with security procedures established by Atlantic from time to time in order to (X) effect the transfer or movement of cash or shares or (Y) transmit shareholder information or other information.

          (f) In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

          (g) Atlantic's liability to the Trust and any other Person for any losses or damages in contract, tort or otherwise, arising out of the subject matter of this Agreement shall, save in the case of liability resulting from the bad faith, willful misfeasance or gross negligence in the performance of Atlantic's duties or obligations under this Agreement or Atlantic's reckless disregard of its duties and obligations under this Agreement, be limited to those damages that are reasonably incurred by the Trust and the Funds and shall not exceed the greater of (i) the fees paid by the Trust, on behalf of the Funds, in respect of the Services during the twenty-four (24) months immediately preceding the date of the event giving rise to the claim; and (ii) USD $1 million. Notwithstanding any other provision of this Agreement to the contrary, neither party to this Agreement shall be liable to the other party or any indemnitee for any indirect, special, punitive or consequential damages in relation to the subject matter of this Agreement or under any provision of this Agreement, even if advised of the possibility of the same.

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SECTION 4.  LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

          Atlantic acknowledges and agrees that the members of the Board and the shareholders of the Funds shall not be liable under this Agreement for any obligations of the Trust, any Fund or any other series of the Trust, Atlantic agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or of the Funds to which Atlantic's rights or claims relate in settlement of such rights or claims.

SECTION 5.  COMPENSATION AND EXPENSES

          (a) For the services provided by Atlantic pursuant to this Agreement, the Trust shall pay Atlantic, with respect to each Fund, a fee at the annual rate stated for the Fund in SCHEDULE A hereto (the "FEE SCHEDULE"). Such fees shall be accrued by a Fund daily and billed monthly in arrears. Atlantic also shall be reimbursed for such out-of-pocket expenses (E.G., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by Atlantic in performing its duties hereunder.

          If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement with respect to a Fund, the Trust shall pay to Atlantic such compensation as shall be payable prior to the effective date of termination.

          The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify Atlantic in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within the foregoing 30 calendar day period or, if later, 10 calendar days of the day on which the parties agree to the amount to be paid. Notwithstanding anything to the contrary, amounts owed by the Trust to Atlantic shall only be paid out of the assets and property of the particular Fund involved.

          (b) Notwithstanding anything in this Agreement to the contrary, Atlantic and its affiliated Persons may receive other compensation or reimbursement from the Trust, including with respect to (i) the provision of services not covered by this Agreement or (ii) the provision of shareholder support or other services not covered by this Agreement.

          (c) In connection with the services provided by Atlantic pursuant to this Agreement, the Trust, on behalf of each Fund, agrees to reimburse Atlantic for the expenses set forth in the Fee Schedule. In addition, the Trust shall reimburse Atlantic for all reasonably and necessarily incurred expenses and employee time attributable to any review, outside of routine and normal periodic reviews or other reviews provided for under this Agreement, of the Funds' accounts and records by the Funds' independent accountants or any regulatory body of which the Funds are first notified and that are not attributable to any negligent action or inaction of Atlantic, provided that, to the extent practicable, Atlantic agrees such expenses and employee time with the Trust in advance of incurring the same.

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SECTION 6.  EFFECTIVENESS, DURATION AND TERMINATION

          (a) This Agreement shall become effective on the Effective Date.
This Agreement shall continue in effect (i) until terminated in its entirety or
(ii), with respect to any Fund or with respect to any one or more of the Services covered by APPENDIX B, as applicable, provided to any one or more of the Funds, until terminated as to a Fund or a Service provided to a Fund.

          (b) This Agreement may be terminated (A) in its entirety or (B) with respect to any Fund (a "PARTIAL TERMINATION"), without the payment of any penalty:

               (i) with or without cause, at any time, by either party on the date specified in a written notice to the other party provided not less than 90 days prior to the termination date specified in the notice; PROVIDED that in the event the Trust gives notice of a Partial Termination, Atlantic shall have thirty (30) days to deliver notice that it intends to terminate any remaining portion, or the entirety, of this Agreement; PROVIDED FURTHER, that in the event Atlantic gives notice of termination or of a Partial Termination, the Trust may delay the termination or Partial Termination for up to an additional ninety (90) days upon further written notice to Atlantic; and

               (ii) for cause at any time by the non-breaching party on
                    immediate written notice thereof to the other party, if the other party has materially breached any of its obligations hereunder including, with respect to Atlantic, the failure by Atlantic to act consistently with the Standard of Care set forth in SECTION 3(A); PROVIDED, HOWEVER, that (i) the non-breaching party has first notified the other party of the breach (such notice to describe the breach) (a "Breach Notice"), and (ii) no such termination shall be effective if, with respect to any breach that is capable of being cured, the breaching party has cured such breach to the reasonable satisfaction of the non-breaching party within thirty (30) days of receipt of the relevant Breach Notice.

          (c) Upon notice of termination by either party of this Agreement, in its entirety or with respect to any Fund or any Service provided to any Fund, Atlantic shall promptly transfer to any successor service providers the original or copies of all books and records maintained by Atlantic under this Agreement including, in the case of records maintained on computer systems, copies of such records in commercially reasonable, machine-readable form, and shall cooperate with, and provide reasonable assistance to, the successor service provider(s) in the establishment of the books and records necessary to carry out the successor service providers' responsibilities. Should the Trust or Atlantic exercise its right to terminate this Agreement, the Trust shall, as agreed in advance in good faith with Atlantic, reimburse Atlantic for Atlantic's reasonable costs associated with the copying and movement of records and material to any successor person and providing assistance to any successor person in the establishment of the accounts and records necessary to carry out the successor's responsibilities and Atlantic's out-of-pocket costs incurred in the termination of services that relate primarily or exclusively to any Services being terminated hereunder ("TERMINATION COSTS"); PROVIDED, HOWEVER, that, notwithstanding anything herein to the contrary, the Trust shall have no obligation to reimburse Atlantic for its costs if the Trust

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terminates this Agreement pursuant to clause (ii) of subsection (b) above or if
Atlantic terminates this Agreement pursuant to clause (i) of subsection (b) above.

          (d) The provisions of SECTIONS 3, 4, 5, 6, 7, 8, 9, 14 and 15 shall survive any termination of this Agreement.

SECTION 7.  ACTIVITIES OF ATLANTIC

          Except to the extent necessary to perform its obligations under this Agreement, nothing herein shall be deemed to limit or restrict Atlantic's right, or the right of any of its officers, directors or employees to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

SECTION 8.  PROPRIETARY AND CONFIDENTIAL INFORMATION

          (a) Atlantic agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except
(i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld, conditioned or delayed and may not be withheld, conditioned or delayed where Atlantic may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities approved by the Trust, or (iii) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of Atlantic or any of its employees, agents or representatives, and information that was already in the possession of Atlantic prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

          (b) Further, Atlantic will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In addition, Atlantic will comply with any other limitations or restrictions on disclosure of portfolio holdings or other information of the Trust set forth in the Trust's prospectus and statement of additional information. In this regard, Atlantic shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

SECTION 9.   RECORDS

          Atlantic shall keep records relating to the Services to be performed hereunder in the form and manner, and for such period, as it may deem advisable, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, section 31 of the 1940 Act . Atlantic agrees that any such records prepared or maintained by Atlantic relating to the services to be performed by Atlantic hereunder, to the extent required by law, are the property of the Trust and will be preserved, maintained, and made available in accordance with such laws applicable to the

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Trust, including without limitation, section 31 of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.

          SECTION 10.  LOST SHAREHOLDER DUE DILIGENCE SEARCHES AND SERVICING

          The Trust acknowledges that Atlantic has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended. If a shareholder remains lost and the shareholder's account unresolved after completion of the mandatory Rule 17Ad-17 search, the Trust authorizes Atlantic to enter (itself or through the vendor), at its discretion, into fee sharing arrangements with the lost shareholder (or such lost shareholder's representative or executor) to conduct a more in-depth search in order to locate the lost shareholder before the shareholder's assets escheat. The Trust acknowledges that Atlantic is not a party to these arrangements and does not receive any revenue sharing or other fees relating to these arrangements. Furthermore, the Trust acknowledges that vendor may receive compensation from the lost shareholder's assets for its efforts in locating the lost shareholder.

SECTION 11.  ANTI-MONEY LAUNDERING PROGRAM

          (a) The Trust delegates to Atlantic, and Atlantic hereby accepts, responsibility to perform certain services in connection with the Trust's Anti-Money Laundering Program (the "TRUST AML PROGRAM"), as further set out in the Trust AML Program, including provisions relating to: (i) customer identification program, (ii) suspicious activity monitoring and reporting;
(iii) cash transaction reporting; (iv) recordkeeping; and (v) employee training (as it relates to Atlantic employees) (collectively, the "AML SERVICES"). Atlantic agrees to cooperate with the Trust's AML Compliance Officer in the performance of the AML Services as set forth in the Trust AML Program.

          (b) Atlantic represents and warrants that:

               (i) Atlantic undertakes to perform all delegated responsibilities under the Trust AML Program; and

               (ii) Atlantic has adopted and will maintain written anti-money laundering policies and procedures ("ATLANTIC AML POLICIES AND PROCEDURES") that includes policies and procedures that enable it to perform its responsibilities under this Agreement.

          (c) The Trust represents and warrants that the Trust will promptly provide Atlantic any amendment(s) to the Trust AML Program, which will be subject to the terms of this Agreement upon delivery to Atlantic.

          (d) Atlantic:

               (i) agrees to provide, upon request by federal examiners, information and records maintained by Atlantic relating to the Trust AML Program for purposes of the Trust AML Program;


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               (ii) agrees to provide, upon request by the Trust, information and records maintained by Atlantic relating to the AML Services and the Atlantic AML Policies and Procedures as they apply to the AML Services;

               (iii) agrees to cooperate with the Trust's AML Compliance Officer with respect to any request for information by the Financial Crimes Enforcement Network pursuant to the Bank Secrecy Act, as amended by the USA PATRIOT Act and the regulations thereunder; and

               (iv) consents to the inspection of Atlantic by federal examiners for purposes of the Trust AML Program; any such inspection shall be deemed outside of routine and normal periodic reviews as contemplated under Section 5(c).

          (e) Atlantic agrees to furnish to the Trust the following:

               (i) a copy of Atlantic AML Policies and Procedures as in effect on the date hereof, and any material amendment thereto promptly after the adoption of any such amendment;

               (ii) upon reasonable request of the CCO and in any event no less frequently than annually, a report on Atlantic AML Program that includes a certification to the Trust concerning Atlantic's implementation of, and ongoing compliance with, Atlantic AML Program and a summary of any audit report prepared with respect to Atlantic AML Program as its pertains to the AML Services;

               (iii) interim reports with respect to any material issues that arise with respect to the AML Services or Atlantic AML Program; and

               (iv) periodic reports concerning Atlantic's compliance with
                    Atlantic AML Program and/or the AML Services at such times as may be reasonably requested by the Board or AML Compliance Officer.

SECTION 12. IDENTITY THEFT PREVENTION PROGRAM

          (a) The Trust delegates to Atlantic, and Atlantic hereby accepts, responsibility to perform certain services (the "IDENTITY THEFT PREVENTION SERVICES") in connection with the Trust's Identity Theft Prevention Program, (the "TRUST IDENTITY THEFT PREVENTION PROGRAM"), as further set out in the Trust Identity Theft Prevention Program. Atlantic agrees to cooperate with the CCO in the performance of the Identity Theft Prevention Services as set forth in the Trust Identity Theft Prevention Program.

          (b) Atlantic represents and warrants that:

               (i) Atlantic undertakes to perform all delegated responsibilities under the Trust Identity Theft Prevention Program; and


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               (ii) Atlantic has adopted and will maintain a written identity theft prevention program ("ATLANTIC IDENTITY THEFT POLICIES AND PROCEDURES") that includes policies and procedures that enable it to perform its responsibilities under this Agreement.

          (c) The Trust represents and warrants that the Trust will promptly provide Atlantic any amendment(s) to the Trust Identity Theft Prevention Program, which will be subject to the terms of the Agreement, as amended hereby.

          (d) Atlantic agrees to furnish the Trust with the following:

               (i) prompt written notification of any transaction or combination of transactions that Atlantic believes, based on the Identity Theft Prevention Procedures, evidence money laundering or identity theft activities in connection with the Trust or any shareholder of the Trust;

               (ii) prompt written notification of any customer(s) that
                    Atlantic reasonably believes, based upon the Identity Theft Prevention Procedures, to be engaged in money laundering or identity theft activities, provided that the Trust shall not to communicate this information to the customer;

               (iii) Any reports received by Atlantic from any government agency or applicable industry self-regulatory organization pertaining to Atlantic AML Policies and Procedures, the Trust AML Program, Atlantic Identity Theft Policies and Procedures, or the Trust Identity Theft Prevention Program;

               (iv) prompt written notification of any action taken in response to identity theft activity as described in (i), (ii) or
                    (iii); and

               (v) certified annual and quarterly reports of its monitoring and customer identification activities on behalf of the Trust.

          (e) The Trust directs Atlantic to, and Atlantic acknowledges that it shall (i) permit federal regulators access to such information and records maintained by Atlantic and relating to Atlantic's implementation of the Identity Theft Prevention

Procedures, on behalf of the Trust, as they may request, and (ii) permit such federal regulators to inspect Atlantic's implementation of the Identity Theft Prevention Procedures on behalf of the Trust; any such provision of access or inspection shall be deemed outside of routine and normal periodic reviews as contemplated under Section 5(c).

SECTION 13.  REPRESENTATIONS AND WARRANTIES

          (a) REPRESENTATIONS AND WARRANTIES OF ATLANTIC. Atlantic represents and warrants to the Trust that:

               (i) It is duly organized and existing as a limited liability company and in good standing under the laws of the State of Delaware.

               (ii) It is empowered under applicable laws and by its limited liability company agreement to enter into this Agreement and perform its duties under this Agreement.

               (iii) All requisite limited liability company proceedings have been taken to authorize it to enter into this Agreement and perform its duties this Agreement.

               (iv) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

               (v) (A) The execution, delivery and performance of this Agreement by Atlantic does not breach, violate or cause a default under any agreement, contract or instrument to which Atlantic is a party or any judgment, order or decree to which Atlantic is subject; (B) the execution, delivery and performance of this Agreement by Atlantic has been duly authorized and approved by all necessary limited liability company action; and (C) upon the execution and delivery of this Agreement by Atlantic and the Trust, this Agreement will constitute a legal, valid and binding obligation of Atlantic, enforceable against Atlantic in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting the rights and remedies of creditors and secured parties.

               (vi) Each of Atlantic, its parent and its parent's other
                    subsidiaries has adopted and implemented written policies and procedures reasonably designed to prevent violations of the Federal Securities Laws (as defined under the 1940 Act) related to the services provided by Atlantic to the Trust. It will review, no less frequently than annually, the adequacy of the policies and procedures and the effectiveness of their implementation. At least quarterly, Atlantic will report to the Trust any material changes made to the policies and procedures and provide the Trust with a report of each compliance matter identified during the quarter with respect to the Funds that may reasonably be deemed material (as defined under 1940 Act).

               (vii) It will maintain insurance that covers such risks and is in such amounts, with such deductibles and exclusions, sufficient for compliance by Atlantic with all requirements of law and sufficient for Atlantic to perform its obligations under this Agreement; and all such policies are in full force and effect and are with financially sound and reputable insurance companies, underwriters or other insuring entity.

               (viii) It is a registered transfer agent under Section 17A(c) of the Securities Exchange Act of 1934, as amended.


          (b) REPRESENTATIONS AND WARRANTIES OF THE TRUST. The Trust represents and warrants to Atlantic that:

               (i) It is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware and is registered with the SEC as an open-end investment company under the 1940 Act.

              (ii) It is empowered under applicable laws and by its Organic Documents to enter into and perform this Agreement.

              (iii) All requisite statutory trust proceedings have been taken to authorize it to enter into and perform this Agreement.

               (iv) The execution, delivery and performance of this Agreement by the Trust does not breach, violate or cause a default under any agreement, contract or instrument to which the Trust is a party or any judgment, order or decree to which the Trust is subject; (ii) the execution, delivery and performance of this Agreement by the Trust has been duly authorized and approved by all necessary action; and (iii) upon the execution and delivery of this Agreement by Atlantic and the Trust, this Agreement will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting the rights and remedies of creditors and secured parties.

SECTION 14.  FORCE MAJEURE

          Neither party shall be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, acts of civil or military authority, national emergencies, labor difficulties (other than those related to Atlantic's employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

SECTION  15.  MISCELLANEOUS

          (a) No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

          (b) No amendment to this Agreement or the termination of this Agreement with respect to a Fund shall affect this Agreement as it pertains to any other Fund.

          (c) This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of New York without regard to its principles of conflicts of law.

          (d) This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement between those parties with respect to the subject matter hereof, whether oral or written.

          (e) This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument. Electronic delivery of this Agreement shall be deemed to have been properly delivered.

          (f) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

          (g) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

          (h) Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

          (i) No affiliated Person, employee, agent, director, officer or manager of Atlantic shall be liable at law or in equity for Atlantic's obligations under this Agreement.

          (j) Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

          (k) Each Appendix to this Agreement is part of the Agreement. In the event of any conflict between this Agreement and any Appendices, this Agreement shall control.

          (l) Except as otherwise provided in this Agreement, neither this Agreement nor any rights or obligations under this Agreement may be assigned by any party without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. Subject to prior written notice to the Trust, Atlantic may subcontract for the performance hereof with any affiliate of Atlantic; PROVIDED HOWEVER, that Atlantic shall be as fully responsible to the Trust for the acts and omissions of any assignee or subcontractor as Atlantic is for its own acts and omissions under this Agreement and that no such assignment or subcontract will increase the compensation payable by the Trust to Atlantic under this Agreement for the Services. Notwithstanding the foregoing, Atlantic shall not be liable for the acts or omissions of any Person to which any performance hereunder is subcontracted at the direction of the Trust.

                    [REMAINDER OF PAGE INTENTIONALLY BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.


WINTON SERIES TRUST

/s/ John Y. Kim
---------------
John Y. Kim
Vice President






ATLANTIC SHAREHOLDER SERVICES, LLC

/s/ Christopher Koons
---------------------
Christopher Koons
Senior Vice President

                         APPENDIX A: FUNDS OF THE TRUST



FUND NAME                           CLASS NAME         CUSIP            SYMBOL
--------------------------------------------------------------------------------
WINTON GLOBAL EQUITY PORTFOLIO     INSTITUTIONAL      976504100        WGEPX
WINTON GLOBAL EQUITY PORTFOLIO       INVESTOR         976504209        WGERX

                              APPENDIX B: SERVICES

1. General

Provide transfer agent services, dividend disbursing agent services, shareholder support services and, as relevant, services in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program) that in each case are customary for open-end, management investment companies, including:

     (a) Setting up Shareholder account information, including, as applicable, name, address, dividend option, taxpayer identification numbers, privileges and wire instructions;

     (b)  Maintaining all Shareholder account information changes;

     (c)  Preparing Shareholder meeting lists;

     (d)  Withholding taxes on U.S. resident and non-resident alien accounts;

     (e) Preparing and filing U.S. Treasury Department Forms 945, 1042, 1099 and 5498 with respect to distributions for Shareholders;

     (f) Preparing and mailing confirmation statements in compliance with Rule 10b-10 of the Securities Exchange Act of 1934, as amended, and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts;

     (g) Preparing and mailing activity statements and other routine communications to Shareholders;

     (h)  Providing Shareholder account information;

     (i) Providing data regarding broker commissions and providing related reports to the Trust's distributor;

     (j) Calculating the applicable Funds' fees under 12b-1 plans and providing related reports to the Trust's distributor; and

     (k) Transmitting to each Fund's fund accounting service provider appropriate data to allow the service provider's daily reconciliations of cash, Shares outstanding and other data.

     (l) Atlantic will provide SEI with sufficient information as required to allow SEI to perform the duties of delivering proxies and related materials to direct shareholders and making the same available for intermediaries.

     (m) Atlantic will provide SEI with sufficient information as required to allow SEI to perform the duties of delivering reports and prospectuses to direct shareholders and making the same available for intermediaries.

     (n) Providing such other information reporting based on data maintained by Atlantic as reasonably requested by the CCO, including without limitation, to enable the Trust to carry out its compliance monitoring function as referred to in the Prospectus.

2. Purchase, Redemption and Transfer of Shares

     (a) Receive for acceptance, orders for the purchase of Shares and promptly deliver payment and appropriate documentation to the custodian for the applicable Fund;

     (b) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

     (c) Receive for acceptance, redemption requests and deliver the appropriate documentation to the custodian for the applicable Fund;

     (d) As and when it receives monies paid to it by the custodian with respect to any redemption, pay the redemption proceeds as required by the Prospectus pursuant to which the redeemed Shares were offered and as instructed by the redeeming Shareholders; and

     (e) Effect transfers of Shares upon receipt of appropriate instructions from Shareholders.

3. Notes and Conditions to Purchase, Redemption and Transfer of Shares:

     (a) Processing requests to purchase, redeem and transfer shares of a Fund shall be subject to Atlantic's and the Trust's anti-money-laundering ("AML") program.

     (b) Atlantic may require any or all of the following in connection with the original issue of Shares: (i) Instructions requesting the issuance, (ii) evidence that the Trust's Board has authorized the issuance, (iii) any required funds for the payment of any original issue tax applicable to such Shares, and (iv) an opinion of the counsel to the Trust regarding the legality and validity of the issuance.

     (c) Shares shall be issued in accordance with the terms of a Fund's or class' Prospectus after Atlantic or its agent receives either of the following, in each case in good order and with such additional items or materials as may be required by the Trust's Policies and Procedures, Atlantic's operational procedures and/or Atlantic's AML
          Program:

          (i) (A) an instruction directing investment in a Fund or class, (B) a check (other than a third party check) or a wire or other electronic payment in the amount designated in the instruction, and (C) in the case of an initial purchase, a completed account application; or

          (ii) the information required for purchases pursuant to a selected dealer agreement, processing organization agreement, or a similar contract with a financial intermediary.

     (d) Shareholder payments shall be considered Federal Funds no later than on the day indicated below unless other times are noted in the Prospectus of the applicable Fund or class:

          (i)  for a wire received, at the time of the receipt of the wire;

          (ii) for a check drawn on a member bank of the Federal Reserve System, on the next Fund business day following receipt of the check; and

          (iii) for a check drawn on an institution that is not a member of the Federal Reserve System, at such time as Atlantic is credited with Federal Funds with respect to that check.

     (e) In registering transfers of Shares, Atlantic may rely upon the Uniform Commercial Code as in effect in the State of Delaware or any other statutes that, in the opinion of Atlantic's counsel, protect Atlantic and the Trust from liability arising from (i) not requiring complete documentation, (ii) registering a transfer without an adverse claim inquiry, (iii) delaying registration for purposes of such inquiry or (iv) refusing registration whenever an adverse claim requires such refusal. As Transfer Agent, Atlantic will be responsible for delivery to the transferor and transferee of such documentation as is required by the Uniform Commercial Code.

4. Processing Distributions

Prepare and, subject to receipt of good funds therefore from the custodian for the applicable Fund, transmit to Shareholders (or credit the appropriate Shareholder accounts) payments for all distributions declared by the Trust with respect to Shares of a Fund.

5. AML Services

The Trust delegates to Atlantic the performance of the anti-money laundering services set forth below (the "AML Services") with respect to shareholder accounts maintained by Atlantic pursuant to the Agreement; and subject to the terms and conditions of the Agreement, Atlantic accepts this delegation and agrees to perform the AML Services in accordance with the Trust's and Atlantic's AML program and reasonably to cooperate with the Trust's AML compliance officer (the "AML Compliance Officer") in the performance of that person's responsibilities. Notwithstanding this delegation, the Trust shall maintain full responsibility for ensuring that its AML program is and continues to be reasonably designed to ensure compliance with the applicable AML laws.

     (a) Verify shareholder identity upon opening new customer accounts in accordance with Section 326 of the USA PATRIOT Act (the "Patriot Act") and any regulations thereunder, as required under Applicable Law;

     (b) Identify and verify beneficial owner of legal entitied in accordance with the rules adopted by The Financial Crimes Enforcement Network (FinCEN);

     (c) Monitor shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, in each case consistent with the AML programs of the Trust and Atlantic;

     (d) Review all new accounts and registration maintenance transactions against the Office of Foreign Asset Control ("OFAC") database and other such lists or databases of trade restricted individuals or entities as may be required from time to time by applicable regulatory authorities, including review of such shareholder information upon changes to such databases;

     (e) Follow the Trust's policies with respect to the acceptance of cash equivalents and third party checks; provided, however, that unless the parties agree otherwise under no circumstance will Atlantic accept a corporate third party check;

     (f) Place holds on transactions in shareholder accounts or freeze shareholder accounts, as provided in the AML programs of the Trust and Atlantic and in accordance with the Patriot Act and OFAC;

     (g) (i) Atlantic will reasonably cooperate with the Trust to accommodate non-material changes and adjustments to agreed upon services, maintaining reasonably adequate policies, procedures and internal controls that are consistent with the Trust's AML program as in effect from time-to-time, (ii) conduct (or have a third party conduct) an independent review of its AML Program at least annually and provide the report of such independent review to the Trust and the Trust's AML Compliance Officer; and (iii) maintain a reasonable, ongoing training program with respect to its own personnel relating to AML matters.

6. Notes and Conditions to AML Services

     (a) The Trust authorizes Atlantic to take such actions in the performance of the AML Services as Atlantic deems appropriate and consistent with the Trust's AML program and applicable AML Laws;

     (b) Atlantic agrees to furnish the Trust its written program concerning anti-money laundering services rendered by Atlantic to its various clients. Atlantic agrees to notify the Trust of any changes to its anti-money laundering program that individually or in the aggregate would materially impact the Trust's AML program;

     (c) Atlantic shall make its relevant personnel available to meet or speak with the Board concerning the AML Services at such intervals as may be reasonably necessary or appropriate.

     (d) Atlantic represents and warrants to the Trust that (i) Atlantic has adopted and will maintain a written program concerning the anti-money laundering services it provides to its various clients, and (ii) Atlantic's policies and procedures are reasonably adequate for it to provide the AML Services and comply with its obligations under this Agreement.

7 Payments to Financial Intermediaries, Redemption Fees

     (a) Atlantic agrees to track Shareholder Accounts by financial intermediary source and otherwise as reasonably requested by the Trust as well as rights of accumulation and purchases made under letters of intent and to provide periodic reporting thereof to the Trust;

     (b) Atlantic agrees to calculate, report to the Trust and receive from Shareholders or debit Shareholder accounts for sales commissions, including sales loads, contingent deferred, deferred and other sales charges, and service fees (e.g., wire redemption charges);

     (c) Atlantic agrees to calculate, report to the Trust and to the Adviser and, subject to receipt of good funds, transmit payments to underwriters, selected dealers and others for commissions, service fees and other payments due from the Trust or any distributor; and

     (d) Atlantic agrees to calculate, report to the Trust and withhold redemption fees and pay the amount of any redemption fees to the Fund.

8. Blue Sky; Escheatment

     (a) Atlantic shall calculate the total number of Shares of each Fund and class thereof sold in each reporting jurisdiction authorized by the Trust;

     (b) Atlantic shall monitor and prepare and make appropriate filings with respect to the escheatment laws of the various states and territories of the United States;

     (c) Atlantic shall perform such services as are required in order to comply with Rules 17Ad-17 of the Securities Exchange Act of 1934, as amended (the "Lost Shareholder Rules"), including, but not limited to, those set forth below. Atlantic may, in its sole discretion, use the services of a third party to perform some or all such services.

          (i)  documentation of search policies and procedures;

          (ii) execution of required searches;

          (iii) tracking results and maintaining data sufficient to comply with the Lost shareholder Rules; and

          (iv) preparation and submission of data required under the Lost Shareholder Rules.

     (d) Atlantic will provide SEI with sufficient information to allow SEI to perform the duties of monitoring sales of Shares for compliance with state blue sky laws as well as to register or prepare applicable filings with respect to the Shares with the various state and other securities commissions of the United States and its territories.

9. Recordkeeping and Reporting; Facilities

     (a) Atlantic shall record the issuance of Shares of the Trust and maintain pursuant to Rule 17Ad-10(e) under the Securities Exchange Act of 1934, as amended, a record of the total number of Shares of the Trust, each Fund and each Class thereof, that are authorized, based upon data provided to it by the Trust, and are issued and outstanding and provide the Trust on a regular basis a report of the total number of Shares that are authorized and the total number of Shares that are issued and outstanding;

     (b) Atlantic shall maintain records of account for and provide reports and statements to the Trust and Shareholders; and

     (c) Atlantic shall establish and maintain facilities and procedures reasonably acceptable to the Trust for the safekeeping, control, preparation and use of share certificates, check forms, and facsimile signature imprinting devices. Atlantic shall establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of all records maintained by Atlantic pursuant to this Agreement.

     (d) In addition to other references herein regarding records to be maintained regarding shareholders, transactions, accounts, and Trust operations, Atlantic shall maintain such records as (i) may be required by the Laws applicable to Atlantic and (ii) are prudently and customarily maintained by third-party transfer agents for registered open-end management investment companies.

10. Omnibus Account Transaction Monitoring

If the optional Rule 22c-2 support services are to be provided with respect to a Fund, perform the following with respect to omnibus Shareholder accounts:

     (a)  Identify omnibus Shareholder accounts;

     (b) Analyze trading activity to determine if arbitrage opportunities exist triggering underlying account transaction data request of an intermediary;

     (c)  Manage the request and flow of underlying data;

     (d)  Customize file feed/format translations;

     (e)  Store underlying account transaction data;

     (f) Apply each Fund's market timing rules upon receipt of the underlying account transaction data to flag violations;

     (g)  Report "red flag" violations to the applicable Fund and CCO; and

     (h) Provide standard report package for on-going review and monitoring of data.

                            SCHEDULE A: FEE SCHEDULE

NOTE: The following Fee Schedule relates to the Services Agreement by and among Atlantic Shareholder Services, LLC and Winton Series Trust (the "AGREEMENT"). Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Agreement.

Defined terms in this Fee Schedule have the meanings set forth in the Agreement, as amended from time to time.

ANNUAL ASSET-BASED FEE

     o 1/4 of 1.0 basis point (0.0025%) on the first $500 million in total assets

     o 1/10 of 1.0 basis point (0.001%) on the next $500 million in total assets

     o 1/20 of 1.0 basis point (0.0005%) on the total assets in excess of $1 billion

ANNUAL ACCOUNT FEES

     o    $18 per open non-level three account

     o    $12 per open level three account for the first 2,500 such accounts

     o    $10 per open level three account for the next 2,500 such accounts

     o $8 per open level three account for such accounts in excess of 5,000 such accounts

     o    Open account fees subject to an $18,000 minimum per CUSIP

     o    $2.04 per closed account


OPTIONAL SERVICES

     o    NSCC price and rate profile services: $180 per CUSIP annually

     o    Client/intermediary internet access: $1,200 annually

     o    Shareholder Internet access

          o $6,000 per Fund annually, subject to an $18,000 annual maximum per site

          o $7,500 implementation fee -- waived if this service is selected pre-implementation

     o    Market timing analytics (Rule 22c-2)

          o $0.60 per account annually subject to a $2,400 minimum per CUSIP annually; minimum not to exceed $7,200 annually

          o $500 per CUSIP set-up fee -- waived if this service is selected pre-implementation

     o Blue Sky administration: $65 annually for each permit or similar state registration

     o    Customized development post implementation: $200 per hour

OUT-OF-POCKET EXPENSES

Out of pocket expenses include, but are not limited to, banking fees; Blue Sky state sales charges; CIP scanning; data storage; escheatment vendor; FinCEN; imaging; literature fulfillment; mailing, postage and printing; OFAC; paper stock; proxy services; record retention; regulatory enhancements; and telecommunications